Exhibit 15

May 1, 2019

Wyndham Destinations, Inc.
6277 Sea Harbor Drive
Orlando, Florida 32821

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Wyndham Destinations, Inc. and subsidiaries for the three-month periods ended March 31, 2019 and 2018, as indicated in our report dated May 1, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, is incorporated by reference in Registration Statement No. 333-136090 and 333-228435 on Forms S-8 and Registration Statement No. 333-223859 on Form S-3ASR. We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Tampa, Florida